Exhibit 99.1

Zones Announces Stock Repurchase Program

    AUBURN, Wash.--(BUSINESS WIRE)--Aug. 3, 2004--Zones, Inc. (the "Company," "Zones"(TM)) (Nasdaq:ZONS), a single-source direct marketing reseller of name-brand information technology products, announced today that its Board of Directors has approved a stock repurchase program under which the Company may repurchase up to $3.0 million in shares of the Company's common stock over the next twelve months in either open market or private transactions at then prevailing market prices. The exact timing and amount of purchases will depend on market conditions.
    Firoz Lalji, the Company's Chairman and CEO, stated, "With the Company's improved performance over the past four quarters, the Company's stock price has risen sufficiently to create a likelihood that some of our valued team members will begin to exercise their stock options. This repurchase program will allow us to offset this anticipated dilution and optimize earnings per share in the long run."
    Mr. Lalji has also notified the Company that he will not sell his shares back to the Company in the repurchase program.

    About Zones, Inc.

    Zones, Inc. and its subsidiaries are single-source direct marketing resellers of name-brand information technology products to the small to medium sized business market, large and public sector accounts, while supporting their legacy Mac customers through an inbound call center promoted by circulation of the Mac Zone catalog and a dedicated website. Zones sells these products through outbound and inbound account executives, specialty print and e-catalogs, and the Internet. Zones offers more than 150,000 products from leading manufacturers including 3COM, Adobe, Apple, Cisco, Epson, HP, IBM, Kingston, Microsoft, Sony and Toshiba.
    Incorporated in 1988, Zones, Inc., is headquartered in Auburn, Washington. Buying information is available at http://www.zones.com, or by calling 800-258-2088. The Company's investor relations information can be accessed online at www.zones.com/IR.

    This press release may contain statements that are forward-looking. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These risk factors include, without limitation, future growth, vendor support, competition, pressure on margin, variability of operating results, changing methods of distribution, potential disruption of business, potential increases in postage, shipping, and paper costs, reliance on vendor relationships, state revenue or use tax uncertainties, dependence on personnel, reliance on outsourced distribution, rapid technological change and inventory obsolescence, and other risks and uncertainties detailed in the Company's filings with the SEC.

    CONTACT: Zones, Inc.
             Ronald McFadden, 253-205-3000